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                      September 12, 2022

       Gunther Plosch
       Chief Financial Officer
       The Wendy's Company
       One Dave Thomas Blvd.
       Dublin, OH 43017

                                                        Re: The Wendy's Company
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Filed March 1, 2022
                                                            File No. 001-02207

       Dear Mr. Plosch:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services